As filed with the Securities and Exchange Commission on November 12, 2010
Registration No. 333-144715

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Netezza Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3527320 (I.R.S. Employer Identification No.)

26 Forest Street, Marlborough, MA (Address of Principal Executive Offices)	01752 (Zip Code)
2000 Stock Incentive Plan
2007 Stock Incentive Plan
(Full title of the plan)
James P. Baum
26 Forest Street
Marlborough, MA 01752
(Name and address of agent for service)

(508) 382-8200
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-144715) (the “ Registration Statement”) of Netezza Corporation, a Delaware corporation (“ Netezza”), filed with the Securities and Exchange Commission on July 19, 2007, registering 8,678,473 shares of Netezza’s common stock, $0.001 par value per share (“ Common Stock”), for issuance under Netezza’s 2000 Stock Incentive Plan (the “ 2000 Plan”) and 2,000,000 shares of Common Stock for issuance under Netezza’s 2007 Stock Incentive Plan (the “ 2007 Plan”).
     On September 19, 2010, Netezza entered into an Agreement and Plan of Merger (the “ Merger Agreement”) with International Business Machines Corporation, a New York corporation (“ IBM”), and Onyx Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM (the “ Merger Sub”). Pursuant to the Merger Agreement, on November 10, 2010 the Merger Sub was merged with and into Netezza with Netezza continuing as the surviving corporation and as a wholly owned subsidiary of IBM (the “ Merger”).
     In connection with the Merger, Netezza has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, by means of this Post-Effective Amendment No. 1, Netezza hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Netezza in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, removes from registration all remaining shares under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Marlborough, Commonwealth of Massachusetts, on this 12th day of November, 2010.

NETEZZA CORPORATION
By:	/s/ James P. Baum
James P. Baum
President